Exhibit 10(ab)
JOHNSON & JOHNSON
EXECUTIVE OFFICER CASH SEVERANCE POLICY
Johnson & Johnson (the “Company”) will not enter into any new employment agreement, severance agreement or separation agreement with any Executive Officer of the Company, or establish any new severance plan or policy covering any Executive Officer of the Company, in each case that provides for Cash Severance Benefits exceeding 2.99 times the sum of the Executive Officer’s Base Salary and Target Bonus, without seeking stockholder ratification of such agreement, plan or policy.
Pre-existing agreements and arrangements assumed by the Company in the context of a corporate transaction are not subject to this policy.
The Compensation & Benefits Committee of the Company’s Board of Directors shall administer and make all determinations regarding the interpretation of the provisions of this Executive Officer Cash Severance Policy (this “Policy”).
For purposes of this Policy:
“Base Salary” means the Executive Officer’s annualized base salary in effect immediately prior to the Executive Officer’s termination date, excluding any overtime, bonus or incentive compensation.
“Cash Severance Benefits” means cash payments: (i) in respect of the termination of the Executive Officer’s employment; (ii) to secure an agreement not to compete with the Company; or (iii) to offset any tax liability in respect of any of the foregoing. For the avoidance of doubt, “Cash Severance Benefits” do not include
(a) the grant, payment, vesting, acceleration or other handling of long-term incentive awards granted under the Company’s equity-based compensation plans, including without limitation the Johnson & Johnson 2022 Long-Term Incentive Plan or any predecessor or successor plans,
(b) payment of deferred compensation, earned retirement benefits or other vested employee benefits, in each case consistent with normal practices, provided under the Company’s qualified or nonqualified retirement plans or employee benefit plans,
(c) the provision of perquisites, insurance, disability, health and welfare plan coverage, outplacement or retraining and other non-cash benefits generally available to similarly-situated employees,
(d) any notice pay or interest required to be paid pursuant to the terms of any Company plan or policy between the termination date and the payment date,

Exhibit 10(ab)
(e) any unpaid bonus for any previously completed performance period required to be paid pursuant to the terms of any Company plan or policy,
(f) accrued but unpaid base salary or vacation pay through the termination date and reimbursement for any expenses validly incurred prior to the termination date, or
(g) any payment in respect of the Executive Officer’s bonus for the year of termination (prorated based on the Executive Officer’s completed service during the annual performance period).

“Executive Officer” means any “officer” of the Company within the meaning of Rule 16a-1(f) of the Securities Exchange Act of 1934, as amended.
“Target Bonus” means the Executive Officer’s target annual incentive bonus in effect immediately prior to the Executive Officer’s termination date for the year of termination, provided that if no target annual incentive bonus has been established for such year, “Target Bonus” means the Executive Officer’s target annual incentive bonus in effect for the year immediately preceding the year of termination.